Exhibit 10.1

CREDIT AGREEMENT

between

BIOANALYTICAL SYSTEMS, INC.

and

THE HUNTINGTON NATIONAL BANK

Dated as of

May 14, 2014

TABLE OF CONTENTS

CREDIT AGREEMENT		Page 1

Section 1. ACCOUNTING TERMS — DEFINITIONS		Page 1

Section 2. THE LOANS		Page 8
a.	The Revolving Loan	Page 8
	(i) The Commitment — Use of Proceeds	Page 9
	(ii) Method of Borrowing	Page 9
	(iii) Interest on the Revolving Loan	Page 9
	(iv) Unused Fee	Page 10
	(v) Annual Clean Up	Page 10
b.	The Term Loan	Page 10
	(i) Amount	Page 10
	(ii) The Term Note	Page 10
	(iii) Interest on the Term Loan	Page 11
c.	Provisions Applicable to the Loans	Page 11
	(i) Scheduled Payment on Non-Banking Day	Page 11
	(ii) Change in Law; Capital Adequacy; Loss; Indemnity	Page 11
	(iii) Computation of Interest	Page 12
	(iv) Manner of Payment	Page 12
	(v) Commitment Fee	Page 12
	(vi) Automatic Debit	Page 13
	(vii) Posting and Application of Payments	Page 13
	(viii) Prepayment of LIBOR Rate Loans	Page 13

Section 3. REPRESENTATIONS AND WARRANTIES		Page 14
a.	Organization of the Company	Page 14
b.	Authorization; No Conflict for the Company	Page 14
c.	Validity and Binding Nature of the Company	Page 14
d.	Financial Statements	Page 15
e.	Litigation and Contingent Liabilities	Page 15
f	Liens	Page 15
g.	Employee Benefit Plans	Page 15
h.	Payment of Taxes	Page 15
i.	Investment Company Act	Page 16
j.	Regulation U and other Federal Regulations	Page 16
k.	Hazardous Substances	Page 16
l.	Subsidiaries	Page 16
m.	Anti-Terrorism Laws	Page 16

i

Section 4 COLLATERAL FOR THE OBLIGATIONS		Page 17
a.	Security Agreement	Page 17
b.	The Mortgages	Page 17
	(i) Title Insurance	Page 18
	(ii) Surveys	Page 18
	(iii) Appraisal Reports	Page 18
	(iv) Environmental Reports	Page 18
	(v) Flood Hazard Determination Forms	Page 19
c.	Life and Disability Insurance Assignments	Page 19
d.	Guaranty Agreement	Page 19

Section 5. AFFIRMATIVE COVENANTS		Page 19
a.	Existence/Name	Page 19
b.	Reports, Certificates and Other Information	Page 19
	(i) The Company's Annual Statements	Page 19
	(ii) The Company's Interim Statements	Page 20
	(iii) Compliance Certificates	Page 20
	(iv) The Company’s Projections	Page 20
	(vi) Orders	Page 20
	(vi) Notice of Default or Litigation	Page 20
	(vii) Registration Statements and Reports	Page 21
	(viii) Other Information	Page 21
c.	Books, Records and Inspections	Page 21
d.	Insurance	Page 21
e.	Taxes and Liabilities	Page 21
f.	Compliance with Legal and Regulatory Requirements	Page 21
g.	Financial Covenants	Page 22
	(i) Fixed Charge Coverage Ratio	Page 22
	(ii) Maximum Total Leverage Ratio	Page 22
h.	Primary Banking Relationship	Page 22
i.	Employee Benefit Plans	Page 22
j.	Hazardous Substances	Page 23

Section 6. NEGATIVE COVENANTS		Page 24
a.	Restricted Payments	Page 24
b.	Liens	Page 24
c.	Guaranties	Page 25
d.	Investments, Loans and Advances	Page 25
e.	Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries	Page 26
f.	Margin Stock	Page 26
g.	Other Agreements	Page 26
h.	Judgments	Page 26

ii

i.	Principal Office	Page 26
j.	Hazardous Substances	Page 27
k.	Debt	Page 27
l.	Government Regulations	Page 27
m.	Change in Business	Page 27
n.	Change in Fiscal Year End	Page 27
o.	Change in Control	Page 27
p.	Anti-Terrorism	Page 28
q.	ERISA	Page 28
r.	Hedging Contracts	Page 28

Section 7. CONDITIONS OF LENDING		Page 28
a.	No Default	Page 28
b.	Documents to be Furnished at Closing	Page 28

Section 8. EVENTS OF DEFAULT		Page 30
a.	Nonpayment of the Loans	Page 30
b.	Nonpayment of Other Indebtedness for Borrowed Money	Page 31
c.	Other Material Obligations	Page 31
d.	Bankruptcy, Insolvency, etc	Page 31
e.	Warranties and Representations	Page 31
f.	Violations of Negative and Financial Covenants	Page 31
g.	Noncompliance With Other Provisions of this Agreement	Page 31
h.	Default under any other Loan Document	Page 32
i.	Material Adverse Change	Page 32
j.	Default under Hedging Contracts	Page 32

Section 9. EFFECT OF EVENT OF DEFAULT		Page 32

Section 10. WAIVER — AMENDMENTS		Page 33

Section 11. NOTICES		Page 33

Section 12. COSTS, EXPENSES AND TAXES		Page 34

Section 13. SEVERABILITY		Page 34

Section 14. CAPTIONS		Page 34

Section 15. GOVERNING LAW — JURISDICTION		Page 35

Section 16. PRIOR AGREEMENTS, ETC		Page 35

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Section 17. SUCCESSORS AND ASSIGNS	Page 35

Section 18. JURY WAIVER	Page 35

Section 19. WAIVER OF NOTICE	Page 35

Section 20. RIGHT OF SETOFF	Page 36

Section 21. WAIVER OF SPECIAL DAMAGES	Page 36

Section 22. COUNTERPARTS	Page 36

Section 23. INDEMNITY	Page 36

Section 24. CONFIDENTIALITY	Page 37

Section 25. EXCHANGE OF INFORMATION	Page 37

Section 26. FINAL AGREEMENT – NO ORAL AGREEMENTS	Page 37

Section 27. ATTORNEYS’ FEES AND EXPENSES	Page 38

Exhibit “A”	Promissory Note (Revolving Loan) ($2,000,000.00) (Bioanalytical Systems, Inc.)

Exhibit “B”	Promissory Note (Term Loan) ($5,500,000.00) (Bioanalytical Systems, Inc.)

Exhibit “C”	Schedule of Exceptions (Bioanalytical Systems, Inc.)

Exhibit “D”	Security Agreement (Bioanalytical Systems, Inc.)

Exhibit “E”	Mortgage, Security Agreement, Assignment of Rents and Fixture Filing (Bioanalytical Systems, Inc.) (2701 Kent Avenue, West Lafayette, Indiana 47906)

Exhibit “F”	Mortgage, Security Agreement, Assignment of Rents and Fixture Filing (BAS Evansville, Inc.) (10424 Middle Mt. Vernon Road, Mt. Vernon, Indiana 47620)

Exhibit “G”	Guaranty Agreement (BAS Evansville, Inc.)

iv

CREDIT AGREEMENT

BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the "Company"), and THE HUNTINGTON NATIONAL BANK, a national banking association, (the "Bank"), agree as follows:

Section 1. ACCOUNTING TERMS — DEFINITIONS. All accounting and financial terms used in this Agreement are used with the meanings such terms would be given in accordance with GAAP (as defined herein) except as may be otherwise specifically provided in this Agreement. All capitalized terms used herein with reference to the Collateral (as hereinafter defined) and defined in the Uniform Commercial Code as adopted in the State of Indiana from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

•	"Adjusted LIBO Rate" means the per annum rate of interest equal to the sum of the LIBO Rate plus: (i) with respect to the Revolving Loan, three percent (3%); and (ii) with respect to the Term Loan, three and one-quarter percent (3-1/4%).

•	“Advance” means a disbursement of proceeds of the Revolving Loan.

•	“Affiliate” means as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control, with the Person specified.

•	“Agreement” means this Credit Agreement between the Company and the Bank, as it may be amended from time to time.

•	“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701, et seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

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•	“Assignment of Life Insurance” is used as defined in Section 4(c) herein.

•	“Authorized Officer” means the President & CEO of the Company, or such other officer whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced to the Bank by a certified copy of an appropriate resolution of the Board of Directors of the Company.

•	“Bank” is used as defined in the Preamble hereto.

•	“BAS” means BAS Evansville, Inc., an Indiana corporation, together with its successors and assigns.

•	“Banking Day” means any day other than a Saturday or Sunday on which banks in Columbus, Ohio are required to be open for business, and on which banks in London, England, settle payments.

•	“Blocked Person” means any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens, or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

•	“Business Day” means any day other than a Saturday, a Sunday, or a federal holiday, on which the Bank is open for business.

•	“Change in Control” means (i) the acquisition of ownership, directly, or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding Equity Interests of the Company; or (ii) by occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (A) nominated by the Board of Directors of the Company, nor (B) appointed by directors or nominated.

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•	“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

•	“Collateral” means all real and personal property owned by the Company, whether now owned or existing or hereafter arising or acquired or received by the Company, on which Liens are granted to the Bank pursuant to the Security Agreement, the Mortgages, the Assignment of Life Insurance, or any other Loan Documents, and all proceeds and products therefrom, in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

•	“Commitment” means the agreement of the Bank to extend the Revolving Loan to the Company until the Revolving Loan Maturity Date, and if the context so requires, the term may also refer to the maximum principal amount which is permitted to be outstanding under the Revolving Loan at any time.

•	“Company” is used as defined in the Preamble.

•	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

•	“Default Rate” is used as defined in Section 9 herein.

•	“EBITDA” means earnings before interest, taxes, depreciation, amortization, stock option expense, the change in fair value of the warrant liability, and goodwill impairment, if any, as such terms are defined by GAAP, excluding any extraordinary gains or losses and any gains or losses from discontinued operations.

•	“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

•	“Event of Default” means any of the events described in Section 8 herein.

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•	“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

•	“GAAP” ” means generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied. Notwithstanding the foregoing, to the extent that the classification or recording of any GAAP item is impacted by any amendment, modification, or revision to GAAP, the Company, in its sole discretion, may notify the Bank of the impact of this reclassification and the impact of such reclassification on the financial covenant calculations required herein, and the Bank and the Company shall work in good faith to modify the financial covenants to address the impact of such reclassification.

•	“Guaranty Agreement” is used as defined in Section 4(d) herein.

•	“Hazardous Substance” means any hazardous or toxic substance regulated by any federal, state or local statute or regulation including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, or by any federal, state or local governmental agencies having jurisdiction over the control of any such substance including but not limited to the United States Environmental Protection Agency.

•	“Hedging Contract” means any foreign exchange contract, currency swap agreement, future contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

•	“Insolvency Proceeding” means, with respect to any Person, any of the proceedings described in Section 8(d) herein.

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•	“LIBO Rate” shall mean the rate obtained by dividing: (i) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related LIBO Rate Interest Period, as determined by the Bank in its discretion based upon reference to information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by the Bank, such other reasonably comparable money rate service as the Bank may select) or upon information obtained from any other reasonable procedure, as of two Banking Days prior to the first day of a LIBO Rate Interest Period; by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of each LIBO Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by the Bank. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically, without notice to the Company, on the first day of each LIBO Rate Interest Period. The interest rate change will not occur more often than once each month. If the LIBO Rate becomes unavailable, the Bank may designate a substitute index after notifying the Company. This Agreement expresses an initial interest rate and an initial index value to five (5) places to the right of the decimal point. This expression is done solely for convenience. The reference sources for the index used by the Bank, as stated in this Agreement, may actually quote the index on any given day to as many as five (5) places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Agreement will be to five (5) places to the right of the decimal point.

•	“LIBO Rate Interest Period” shall mean one (1) month, provided that: if any LIBO Rate Interest Period would otherwise expire on a day which is not a Banking Day, the LIBO Rate Interest Period shall be extended to the next succeeding Banking Day (provided, however, that if such next succeeding Banking Day occurs in the following calendar month, then the LIBO Rate Interest Period shall expire on the immediately preceding Banking Day).

•	“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

•	“Life Insurance Policy” means the life insurance policy owned by the Company, as beneficiary, on the life of Jacqueline M. Lemke, and collaterally assigned to the Bank pursuant to the Assignment of Life Insurance Policy.

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•	“Loan” means either the Revolving Loan, or the Term Loan, as the context requires, and when used in the plural form refers to both of them, collectively.

•	“Loan Document” means any of this Agreement, the Revolving Note, the Term Note, the Mortgages, the Security Agreement, the Assignment of Life Insurance, the Guaranty Agreement, all Hedging Contracts with the Bank, and any other instrument or document which evidences or secures the Loans or either of them or which expresses an agreement as to terms applicable to the Loans, or which is executed and delivered in connection with this Agreement, and in the plural means any two or more of the Loan Documents, as the context requires.

•	“Mount Vernon Mortgage” is used as defined in Section 4(b) herein.

•	“Mount Vernon Real Estate” is used as defined in Section 4(b) herein.

•	“Mortgages” means the West Lafayette Mortgage and the Mount Vernon Mortgage, collectively, and in the singular means whichever one of them the context requires.

•	“Note” means either the Revolving Note, or the Term Note, as the context requires, and when used in the plural form refers to both of them, collectively.

•	“Obligations” means all obligations of the Company in favor of the Bank of every type and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including but not limited to all obligations arising: (i) under this Agreement as this Agreement may be amended, including any Advances made pursuant to any extension of the Commitment beyond the initial Revolving Loan Maturity Date or pursuant to any other amendment of this Agreement, (ii) on account of the Term Loan, (iii) under all Rate Management Obligations and under Hedging Contracts with the Bank, and (iv) under any Loan Document to which the Company is a party as amended from time to time.

•	“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government authority.

•	“Phase I Environmental Site Assessments” means the Phase I Environmental Site Assessments performed by Cardno ATC on April 21, 2014 for West Lafayette Real Estate and the Mount Vernon Real Estate.

•	“Plan” means an employee pension benefit plan as defined in ERISA.

6

•	“Prime Commercial Rate” means the rate established by the Bank from time to time based on its consideration of economic, money market, business and competitive factors as of the date of determination as its “prime rate”, and is not necessarily the Bank’s most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the applicable Loan shall change automatically without notice immediately with each change in the Prime Commercial Rate. The change in the Prime Commercial Rate will not occur more often than once each Business Day. If the Prime Commercial Rate becomes unavailable, the Bank may designate a substitute index after notifying the Company.

•	“Rate Management Arrangement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between the Company and the Bank or any Affiliate of the Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

•	“Rate Management Obligations” means any and all obligations of the Company to the Bank or any Affiliate of the Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Arrangements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Arrangement.

•	“Real Estate” means either the Mount Vernon Real Estate or the West Lafayette Real Estate, as the context requires, and also means both of them, collectively, as the context requires.

•	“Regions Bank Loan Agreement” means that certain Loan Agreement by and between the Company and Regions Banks dated December 14, 2007, as amended.

•	“Revolving Loan” is used as defined in Section 2(a)(i) herein.

•	“Revolving Loan Maturity Date” means May 5, 2016.

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•	“Revolving Note” is used as defined in Section 2(a)(ii) herein.

•	“Security Agreement” is used as defined in Section 4(a) herein.

•	“Subsidiary” means any corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by a Person.

•	“Term Loan” is used as defined in Section 2(b) herein.

•	“Term Note” is used as defined in Section 2(b)(ii) herein.

•	“Test Period” is used as defined in Section 5(g)(i) herein.

•	“Title Policy” is used as defined in Section 4(b)(i) herein.

•	"Total Funded Debt" means the sum of the following, without duplication: (i) the aggregate principal amount of all indebtedness for borrowed money, including, without limitation, the aggregate outstanding principal balance of the Loans, (ii) the aggregate principal amount of all indebtedness for the deferred purchase price of property and services (not including trade payables incurred in the normal course of business), (iii) the aggregate principal amount of all indebtedness created in and arising under all conditional sales and title retention agreements, (iv) the aggregate amount of all obligations under all capital leases for which the Company is liable as lessee, and (v) the aggregate undrawn amount of all letters of credit for which the Company is the account party.

•	“Unmatured Event of Default” means any event specified in Section 8, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

•	“West Lafayette Mortgage” is used as defined in Section 4(b) herein.

•	“West Lafayette Real Estate” is used as defined in Section 4(b) herein.

Section 2. THE LOANS. Subject to all of the terms and conditions of this Agreement, the Bank will make the Loans described in this Section to the Company.

a.	The Revolving Loan. The Bank shall make a revolving loan to the Company on the following terms and subject to the following conditions:

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(i)	The Commitment — Use of Proceeds. From the date of this Agreement and until the Revolving Loan Maturity Date, the Bank agrees from time to time to make Advances (collectively, the “Revolving Loan”) to the Company under a revolving line of credit of amounts not exceeding in the aggregate principal amount outstanding at any one time Two Million and 00/100 Dollars ($2,000,000.00) (the “Commitment”). Proceeds of the Revolving Loan may be used by the Company only for general corporate purposes.

(ii)	Method of Borrowing. The obligation of the Company to repay the Revolving Loan will be evidenced by a Promissory Note of the Company in the form of Exhibit “A” attached hereto (the “Revolving Note”). So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Revolving Loan Maturity Date, the Company may borrow, repay and reborrow under the Revolving Note on any Banking Day; provided, that no borrowing may result in an Event of Default or an Unmatured Event of Default. The Company hereby authorizes the Bank to make an Advance at any time that the aggregate collected balance in the Company’s demand deposit account with the Bank is insufficient to pay all items drawn on such account presented for payment (such an Advance hereinafter called an “Automatic Advance”); provided, that the Bank shall make an Automatic Advance only if no Event of Default or Unmatured Event of Default has occurred and is continuing at the time such Automatic Advance is to be made. The proceeds of each Advance requested by the Company shall be made available to the Company on the day so requested by way of credit to the Company’s operating account with the Bank in immediately available funds. All Advances by the Bank and payments by the Company shall be recorded by the Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of the Bank. Absent manifest error, the Bank's books and records shall be presumed prima facie to be correct as to such matters.

(iii)	Interest on the Revolving Loan. The principal amount of the Revolving Loan outstanding from time to time shall bear interest until the maturity of the Revolving Note at rate per annum equal to the Adjusted LIBO Rate. After maturity, whether on the Revolving Loan Maturity Date or on account of acceleration upon the occurrence of an Event of Default, and until paid in full, the Revolving Loan shall bear interest at a per annum rate equal to the Default Rate. Accrued interest shall be due and payable monthly on the fifth (5th) calendar day of each calendar month commencing on June 5, 2014, and at maturity. After maturity, interest shall be due and payable as accrued and without demand.

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(iv)	Unused Fee. In addition to interest on the Revolving Loan, the Company shall pay to the Bank a facility fee for each partial or full calendar quarter during which the Commitment is outstanding equal to one-quarter percent (1/4%) per annum of the average daily excess of the Commitment over the principal balance of the Revolving Loan. Facility fees for each calendar quarter shall be due and payable within ten (10) days following the Bank's submission of a statement of the amount due. Such fees may be debited by the Bank when due to any demand deposit account of the Company carried with the Bank without further authority.

(v)	Annual Clean-Up. In addition to the payment of interest when due on the Revolving Loan as provided herein, the Company shall not permit the outstanding principal balance of the Revolving Loan to exceed twenty percent (20%) of the Commitment for a minimum of thirty (30) consecutive calendar days in any twelve (12) month period while the Commitment is outstanding. Payment of the Revolving Loan to reduce the outstanding balance to comply with this provision shall be automatic and due and payable without demand.

b.	The Term Loan. The Bank shall make a term loan (the "Term Loan") to the Company contemporaneously with the execution of this Agreement on the following terms and subject to the following conditions:

(i)	Amount. The original principal amount of the Term Loan is Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00).

(ii)	The Term Note. The obligation of the Company to repay the Term Loan shall be evidenced by a Promissory Note in the form of Exhibit “B” attached hereto (the “Term Note”). The principal of the Term Loan shall be repayable in equal monthly installments of Sixty-Five Thousand Four Hundred Seventy-Six and 00/100 Dollars ($65,476.00), each on the fifth (5th) day of each calendar month commencing on June 5, 2014, and continuing thereafter on the fifth (5th) calendar day of each calendar month until May 5, 2019, on which date the entire unpaid principal balance of the Term Loan shall be due and payable together with all accrued and unpaid interest. The principal of the Term Loan may be prepaid at any time in whole or in part without premium or penalty; provided, that any partial prepayment shall be in an amount which is an integral multiple of $10,000.00 and, provided further, that all partial prepayments shall be applied to the latest maturing installments of principal payable under the Term Loan in inverse order of maturity.

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(iii)	Interest on the Term Loan. The unpaid principal balance from time to time of the Term Loan shall bear interest prior to the maturity of the Term Loan at a rate per annum equal to the Adjusted LIBO Rate. After maturity, whether scheduled maturity or maturity by virtue of acceleration on account of the occurrence of an Event of Default, interest shall accrue on the Term Loan at a rate per annum equal to the Default Rate. Prior to maturity, accrued interest shall be due and payable on the fifth (5th) calendar day of each calendar month commencing on June 5, 2014, in addition to the installments of principal due on such dates as described above, and at maturity. After maturity, interest shall be due and payable as accrued and without demand.

c.	Provisions Applicable to the Loans. In addition to the provisions contained above in this Section 2, the following provisions are applicable to the Loans:

(i)	Scheduled Payment on Non-Banking Day. Any payment of principal or interest on a Loan that is scheduled to be made on a day that is not a Banking Day shall be deemed to be due and payable on the first Banking Day immediately following such scheduled payment date, and interest shall continue to accrue through the date of such payment and be due and payable thereon.

(ii)	Change in Law; Capital Adequacy; Loss; Indemnity. (A) In the event that the Bank reasonably determines that by reason of (I) any change arising after the date of this Agreement affecting the interbank eurocurrency market or affecting the position of the Bank with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed, (II) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (III) any other circumstance affecting the Bank or the interbank eurocurrency market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the LIBO Rate, plus the applicable spread in arriving at the calculation of the Adjusted LIBO Rate, shall not represent the effective pricing to the Bank of accruing interest based upon the LIBO Rate, then, and in any such event, the accrual of interest based upon the LIBO Rate shall be suspended until the Bank shall notify the Company that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue at a variable rate of interest per annum, which shall change in the manner set forth below, equal to the sum of the Prime Commercial Rate plus one-half percent (1/2%) per annum.

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(B) In the event that on any date the Bank shall have reasonably determined that accruing interest hereunder based upon the LIBO Rate has become unlawful by compliance by the Bank in good faith with any law, governmental rule, regulation or order, then, and in any such event, the Bank shall promptly give notice thereof to the Company. In such case, when required by law, interest shall accrue on the Loans at a variable rate of interest per annum, which shall change in the manner set forth below, equal to equal to the sum of the Prime Commercial Rate plus one-half percent (1/2%) per annum.

(C) Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the Loans based upon the Prime Commercial Rate shall change automatically without notice to the Company immediately with each change in the Prime Commercial Rate.

(D) If, due to (I) the introduction of or any change in or in the interpretation of any law or regulation, (II) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (III) the failure of the Company to pay any amount when required by the terms of this Agreement, there shall be any loss or increase in the cost to the Bank of accruing interest on the Loans based upon the LIBO Rate, then the Company agrees that the Company shall, from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such loss or increased cost. A certificate as to the amount of such loss or increase cost, submitted to the Company by the Bank, shall be conclusive evidence, absent manifest error, of the correctness of such amount.

(iii)	Computation of Interest. Interest on the unpaid principal balance of the Loans is computed on a 365/360 days basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement, in any Note, or in any other Loan Document to a “per annum” rate shall be based on a year of 360 days.

(iv)	Manner of Payment. All payments of principal and interest on the Loans shall be payable at the principal office of the Bank in Indianapolis, Indiana, in funds available for the Bank's immediate use in that city and no payment will be considered to have been made until received in such funds.

(v)	Commitment Fees. The Company shall pay the Bank $5,000.00 as a commitment fee for making the Revolving Loan available to the Company, and $27,500.00 as a commitment fee for making the Term Loan available to the Company, both of which shall be due and payable either previous to or contemporaneously with the execution of this Agreement.

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(vi)	Automatic Debit. The Bank may debit when due all payments of principal and interest due under the terms of this Agreement to any deposit account of the Company carried with the Bank without further authority.

(vii)	Posting and Application of Payments.

(A) All payments of principal, interest and other amounts payable hereunder, the Notes, or under any of the other Loan Documents shall be made to the Bank at its principal office in Indianapolis, Indiana not later than 11:00 a.m. on the due date. The Bank shall not be required to credit any Loan for the amount of any item of payment or other payment that is unsatisfactory to the Bank. All credits shall be provisional, subject to verification and final settlement. The Bank may charge the Company for the amount of any item of payment or other payment that is returned to the Bank unpaid or otherwise not collected.

(B) Prior to the occurrence of an Event of Default under this Agreement, payments shall be applied first to interest, then to principal, then to any fees or other amounts due and owing to the Bank in connection with the Total Obligations. After the occurrence of an Event of Default under this Agreement, payments may be applied, at the Bank’s option, as follows: first to any collection costs or expenses (including reasonable attorneys’ fees), then to any late charges or other fees owing under the Loan Documents, then to accrued interest, then to principal. To the extent that the Company makes a payment or the Bank receives any payment or proceeds of the Real Estate or other Collateral for the Company’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Bank.

(C) The Company shall pay principal, interest, and all other amounts payable hereunder, under the Notes, and under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

(viii)	Prepayment of LIBO Rate Loans. In the event that any prepayment of a Loan accruing interest on a variable rate based on a LIBO Rate on a date other than the last Banking Day of the current LIBO Rate Interest Period with respect thereto, the Company shall indemnify the Bank for any increase costs to the Bank resulting from such prepayment.

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Section 3. REPRESENTATIONS AND WARRANTIES. To induce the Bank to make the Loans, the Company represents and warrants to the Bank that:

a.	Organization of the Company. The Company is a corporation organized and validly existing under the laws of the State of Indiana. The exact name of the Company as it appears on its Articles of Incorporation is the name of the Company appearing on the signature pages hereof. The Company is qualified to do business in every jurisdiction in which: (i) the nature of the business conducted or the character or location of properties owned or leased, or the residences or activities of employees make such qualification necessary, and (ii) failure so to qualify might impair the title of the Company to material properties or the Company's right to enforce material contracts or result in exposure of the Company to liability for material penalties in such jurisdiction. No jurisdiction in which the Company is not qualified to do business has asserted that the Company is required to be qualified therein. The principal office of the Company is located at 2701 Kent Avenue, West Lafayette, Indiana 47906. The Company does not conduct any material operations or keep any material amounts of property at any location other than the West Lafayette location except at 10424 Middle Mt. Vernon Road, Mt. Vernon, Indiana 47620. The Company has not done business under any name other than its present corporate name at any time during the six years preceding the date of this Agreement.

b.	Authorization; No Conflict for the Company. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents to which the Company is a party and the performance by the Company of its obligations under this Agreement and all of the other Loan Documents to which the Company is a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law or with the Articles of Incorporation or By-Laws of the Company or with any material agreement binding upon the Company or its properties.

c.	Validity and Binding Nature of the Loan Documents. This Agreement and all of the other Loan Documents to which the Company is a party are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

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d.	Financial Statements. The Company has delivered to the Bank its audited financial statements as of September 30, 2013, and for the fiscal year of the Company then ended, and its unaudited interim financial statements as of December 31, 2013, and for the quarter then ended. Such statements have been prepared in accordance with GAAP except, as to the interim statements, for the absence of a statement of cash flows, footnotes and adjustments normally made at year end which are not material in amount. Such statements present fairly in all material respects the financial position of the Company as of the dates thereof and the results of its operations for the periods covered, and since the date of the latest of such statements there has been no material adverse change in the financial position of the Company or in the results of its operations.

e.	Litigation and Contingent Liabilities. No litigation, arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Company, threatened against the Company which would, if adversely determined, materially and adversely affect its financial position or continued operations. To the knowledge of the Company, the Company has no material contingent liabilities not provided for, or disclosed, in the financial statements referred to in Section 3(e) herein or in the “Schedule of Exceptions” attached hereto as Exhibit “C.”

f.	Liens. None of the assets of the Company are subject to any mortgage, pledge, title retention lien, or other Lien, encumbrance or security interest except for liens in favor of the Bank, and those liens and security interests described in the exceptions enumerated in Section 6(b) herein.

g.	Employee Benefit Plans. Each Plan maintained by the Company is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and the Company has filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. No Plan maintained by the Company and no trust created under any such Plan has incurred any “accumulated funding deficiency” within the meaning of Section 412(c)(1) of the Code, and the present value of all benefits vested under each Plan did not exceed, as of the last annual valuation date, the value of the assets of the respective Plans allocable to such vested benefits. The Company has no knowledge that any “reportable event” as defined in ERISA has occurred with respect to any Plan.

h.	Payment of Taxes. The Company has filed all federal, state and local tax returns and tax related reports which it is required to file by any statute or regulation and all material taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established. Adequate provision has been made for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable.

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i.	Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

j.	Regulation U and other Federal Regulations. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Not more than twenty-five percent (25%) of the assets of the Company or of any Subsidiary consists of margin stock, within the contemplation of Regulation U, as amended.

k.	Hazardous Substances. Except as disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C,” and as set forth in the Phase I Environmental Site Assessments, to the knowledge of the Company: (i) there are no underground storage tanks of any kind on any premises owned or occupied by or under lease to the Company or to BAS; (ii) there are no tanks, drums or other containers of any kind on premises owned or occupied by or under lease to the Company or BAS, the contents of which are unknown to the Company or to BAS; (iii) no premises owned or occupied by or under lease to the Company or BAS has ever been used, except in accordance with environmental law, and as of the date of this Agreement, except in accordance with environmental law, no such premises are being used for any activities involving the use, treatment, transportation, generation, storage or disposal of any Hazardous Substances in reportable quantities; and (iv) no Hazardous Substances in reportable quantities pursuant to applicable environmental law have been Released (as defined in the Mortgages) on any such premises, nor is there any threat of Release (as defined in the Mortgages) of any Hazardous Substances in reportable quantities on any such premises.

l.	Subsidiaries. Except as disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C,” the Company has no Subsidiaries as of the date of this Agreement.

m.	Anti-Terrorism Laws. To the knowledge of the Company, the Company is not in violation of any Anti-Terrorism Law or engaged in, nor has it conspired to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. To the knowledge of the Company does not: (i) conduct any business or engage in making or receiving any contributions of funds, goods, or service to or for the benefit of any Blocked Person, or (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

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Section 4. COLLATERAL FOR THE OBLIGATIONS. The Obligations shall be secured and supported as follows:

a.	Security Agreement. The Obligations shall be secured by a security interest in all of the Company’s equipment, inventory, accounts receivable, general intangibles, chattel paper, software, and depository and concentration accounts maintained by the Company individually or jointly with the Bank or any of the Bank’s affiliates, all whether now owned or hereafter acquired, and in all proceeds thereof, which security interest will be created by a Security Agreement (the “Security Agreement”) in the form attached hereto as Exhibit “D.” The Security Agreement will provide a security interest in the Collateral described therein subject only to liens and security interests described in the exceptions enumerated in Section 6(b) herein.

b.	Mortgages. The Obligations shall further be secured by the first mortgage lien and security interests created by a Mortgage, Security Agreement, Assignment of Rents and Fixture Filing in the form of Exhibit “E” attached hereto (the “West Lafayette Mortgage”), on the real estate in Tippecanoe County, Indiana, owned by the Company and commonly known as 2701 Kent Avenue, West Lafayette, Indiana 47906 (the “West Lafayette Real Estate”). The obligations of BAS arising under its Guaranty Agreement shall be secured by the first mortgage lien and security interests created by a Mortgage, Security Agreement, Assignment of Rents and Fixture Filing in the form of Exhibit "F" attached hereto (the “Mount Vernon Mortgage”) on the real estate in Posey County, Indiana, owned by BAS and commonly known as 10424 Middle Mount Vernon Road, Mount Vernon, Indiana 47620 (the “Mount Vernon Real Estate”). The West Lafayette Mortgage and the Mount Vernon Mortgage are collectively referred to as the “Mortgages,” and the West Lafayette Real Estate and the Mount Vernon Real Estate are collectively referred to as the “Real Estate.” In support of the Mortgages, the Company and BAS shall provide to the Bank, at their sole and exclusive expense, the following documentation:

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(i)	Title Insurance. A mortgagee’s title insurance policy in the amount of $7,500,000 on the Real Estate on the American Land Title Association form of mortgagee's title policy (1992 Revision), which shall include a revolving credit endorsement, an ALTA form of Comprehensive endorsement, an ALTA form 3.1 zoning endorsement, an access endorsement, a last dollar endorsement, and such other endorsements as the Bank may reasonably require after review of the initial title commitment and survey provided pursuant to Section 4(b)(ii) (the “Title Policy”). The coverage provided by the Title Policy shall not be subject to the standard exceptions as to rights of parties in possession and matters which would be disclosed by survey, easements not shown by the public records and mechanic's liens not shown by the public records, and otherwise the coverage shall be subject to no exceptions other than: (A) easements and use restrictions and encroachments disclosed by survey which do not materially and adversely affect the value or marketability of the Real Estate or the usefulness of the Real Estate in the operations of the Company, and (B) the liens described in the exceptions enumerated in Section 6(b).

(ii)	Surveys. Minimum Standards Detail Land Title Surveys together with a Minimum Standards Detail Certificates certified to the Bank, prepared by registered land surveyors or engineers dated within thirty (30) days preceding closing, which surveys shall locate all recorded easements with recording information and contain a statement as to whether or not the Real Estate is in a flood plain.

(iii)	Appraisal Reports. Appraisal reports addressed to the Bank with respect to the Real Estate prepared in compliance with the regulations of the Office of the Comptroller of the Currency with respect to appraisal practice applicable to "federally related transactions" adopted pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and shall be prepared in response to an engagement letter to be issued by the Bank.

(iv)	Environmental Reports. The Company has delivered to the Bank the Phase I Environmental Site Assessments prior to the date hereof. The Company shall report to all appropriate governmental authorities, when required by applicable law, the existence of any environmental condition requiring such disclosure or reporting; provided, that the Bank may make such report to the extent applicable law requires that the Bank do so as a mortgagee of the Real Estate. Prior to the occurrence of an Event of Default, the Company and/or BAS shall have the sole right to control the clean-up of any environmental condition pertaining to the Real Estate; provided, such clean-up is conducted at all times in compliance with environmental laws.

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(v)	Flood Hazard Determination Forms. Flood Hazard Determination Forms from a registered land surveyor or engineer pursuant to the requirements of the Office of the Comptroller of the Currency and the Federal Emergency Management Agency.

c.	Life and Disability Insurance Assignments. The Obligations shall further be secured by: (i) an assignment of key man insurance on the life of Jacqueline M. Lemke having a coverage limit of not less than $1,000,000 (the “Assignment of Life Insurance”), which assignment shall be effected by such form of assignment as is prescribed by or acceptable to the insurer and is acceptable to the Bank, and (ii) the designation of the Bank as the loss payee of a disability policy owned by the Company on Jacqueline M. Lemke having a coverage limit of not less than $1,000,000.

d.	Guaranty Agreement. The Obligations shall be supported by the unconditional guaranty of prompt payment of BAS, which guaranty shall be evidenced by a Guaranty Agreement in the form attached hereto as Exhibit "G" (the "Guaranty Agreement").

Section 5.    AFFIRMATIVE COVENANTS. Until the Obligations of the Company terminate or are paid and satisfied in full, and so long as the Commitment is outstanding, the Company shall strictly observe the following covenants:

a.	Existence/Name. The Company shall preserve its corporate existence and the Company shall not change its name in any respect or its state of organization without giving the Bank not less than thirty (30) days’ prior written notice.

b.	Reports, Certificates and Other Information. The Company shall furnish to the Bank copies of the following financial statements, certificates and other information, as provided herein:

(i)	The Company’s Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year, commencing with the fiscal year ending September 30, 2014, the Company shall deliver to the Bank financial statements of the Company for such fiscal year prepared and presented in accordance with GAAP, consistently applied in each case setting forth in comparative form corresponding figures for the preceding fiscal year, together with the audited report of independent certified public accountants approved by the Bank, which approval shall not be unreasonably withheld, together with the management letter, if any, issued by such independent certified public accountants.

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(ii)	The Company’s Interim Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the Company shall deliver to the Bank a copy of the interim financial statements of the Company, consisting at a minimum of:

A.	the balance sheet as of the end of the quarter, and

B.	a statement of income for the quarter and for the partial or full fiscal year ended as of the end of the quarter,

all in reasonable detail and accompanied by the written representation of the chief financial officer of the Company that such financial statements have been prepared in accordance with GAAP (except that they need not include a statement of cash flows and footnotes and need not reflect adjustments normally made at year end, if such adjustments are not material in amount), and present fairly in all material respects the financial position of the Company and the results of its operation as of the dates of such statements and for the fiscal periods then ended.

(iii)	Compliance Certificates. Within forty-five (45) days following the last day of each fiscal quarter, the Company shall deliver to the Bank a certificate of the Chief Financial Officer or other appropriate officer of the Company demonstrating compliance by the Company with the financial covenants set forth in Section 5(g) herein, and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to the Bank.

(iv)	The Company’s Projections. The Company shall deliver to the Bank, not less than thirty (30) days prior to each fiscal year end, the Company’s financial projections for the immediately following fiscal year.

(v)	Orders. The Company shall deliver to the Bank promptly upon its receipt thereof, notice of any orders in any material proceedings to which the Company is a party, issued by any court or regulatory agency, federal or state, and if the Bank should so request, a complete copy of any such order.

(vi)	Notice of Default or Litigation. Promptly, but not later than ten (10) Business Days after learning of the occurrence of an Event of Default or Unmatured Event of Default or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Company, or the occurrence of any event which could have a material adverse effect upon the Company, the Company shall deliver to the Bank written notice thereof describing the same and the steps being taken with respect thereto.

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(vii)	Registration Statements and Reports. Promptly upon filing with the Securities and Exchange Commission or any state securities regulatory authority by the Company, the Company shall deliver to the Bank copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations.

(viii)	Other Information. From time to time such other information concerning the Company as the Bank may reasonably request.

c.	Books, Records and Inspections. The Company shall maintain complete and accurate books and records, and permit access thereto by the Bank for purposes of inspection, copying and audit, and the Company shall permit the Bank to inspect its properties and operations at all reasonable times with prior notice. Prior to the occurrence of an Event of Default, the Bank shall be limited to performing only one audit of the Company per calendar year, and after the occurrence and continuance of an Event of Default, there shall be no such limitation.

d.	Insurance. In addition to any insurance required by the Mortgages and the Security Agreement, the Company shall maintain such insurance as may be required by law, and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. The Company agrees to name the Bank as additional loss payee on any such insurance policy under a standard lender's loss payable clause and to provide a copy of any such policy to the Bank. Further, the Company shall maintain at all times key man life insurance on Jacqueline M. Lemke having a coverage limit of not less than $1,000,000, and shall maintain at all times disability insurance on Jacqueline M. Lemke having a coverage limit of not less than $1,000,000 with the Bank designated as the loss payee.

e.	Taxes and Liabilities. The Company shall pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

f.	Compliance with Legal and Regulatory Requirements. The Company shall maintain material compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder.

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g.	Financial Covenants. The Company shall observe each of the following financial covenants:

(i)	Fixed Charge Coverage Ratio. As of the end of each fiscal quarter of the Company measured for each period of four (4) consecutive fiscal quarters then ending (each such period hereinafter called a “Test Period”), commencing with the Test Period ending June 30, 2014, the Company shall maintain a fixed charge coverage ratio of not less than 1.10 to 1.00. For purposes of this covenant, the phrase “fixed charge coverage ratio” means the ratio of: (A) the sum of the Company’s EBITDA for the Test Period, divided by (B) the sum of scheduled principal payments on Total Funded Debt during the Test Period, plus interest expense, unfunded capital expenditures, cash distributions to shareholders, and cash taxes for the Test Period. For purposes of testing compliance with this covenant, “scheduled principal payments” shall not include principal prepayments on the Term Loan or principal payments on the Revolving Loan, and shall not include the amounts paid under Regions Bank Loan Agreement.

(ii)	Maximum Total Leverage Ratio. For each Test Period, commencing with the Test Period ending June 30, 2014, the Company shall maintain its ratio of Total Funded Debt to EBITDA at a level not greater than: (A) 3.00 to 1.00 from the date of this Agreement until and including the Test Period ending September 30, 2015; and (B) 2.50 to 1.00 commencing with the Test Period ending December 31, 2015, and at each quarter-end thereafter.

h.	Primary Banking Relationship. The Company shall maintain its primary concentration and deposit accounts with the Bank.

i.	Employee Benefit Plans. The Company shall maintain all Plans in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file and shall cause all Subsidiaries to file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations. With respect to any Plan or Multiemployer Plan, as such terms are defined in Sections 3(2), 3(37), and 4001(a)(3) of ERISA, the Company shall comply with the following and shall cause each Subsidiary to comply with the following: (i) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 through 305 if ERISA; (ii) promptly, after the filing thereof, upon request of the Bank at any time and from time to time, furnish to the Bank copies of each annual report required to be filed pursuant to Section 103 of ERISA for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103; (iii) notify the Bank immediately of any fact, including but not limited to, any “Reportable Event,” as that terms is defined in Section 4043 of ERISA, arising in connection with the Company or the applicable Subsidiary’s Plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the Company’s or such Corporate Guarantor’s Plan; and (iv) notify the Bank of the occurrence of any “Prohibited Transaction,” as that term is defined in Section 406 of ERISA.

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j.	Hazardous Substances. If the Company or any Subsidiary should commence the use, treatment, transportation, generation, storage or disposal of any Hazardous Substance in reportable quantities in its operations in addition to those noted in Exhibit “C” attached hereto or the Phase I Environmental Assessments, the Company shall immediately notify the Bank of the commencement of such activity with respect to each such Hazardous Substance. The Company shall cause any Hazardous Substances which are now or may hereafter be used or generated in the operations of the Company or any Subsidiary in reportable quantities to be accounted for and disposed of in compliance with all applicable federal, state and local laws and regulations. The Company shall notify the Bank immediately upon obtaining knowledge that:

(i)	any premises which have at any time been owned or occupied by or have been under lease to the Company or any Subsidiary are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Substances, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such premises; or

(ii)	the Company or any Subsidiary has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

If the Company or any Subsidiary is notified of any event described at items (i) or (ii) above, the Company shall promptly engage or cause the Subsidiary to engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Company or the Subsidiary with respect thereto, and the Bank shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Company, and the Company shall establish reserves in the amount of the potential financial liability of the Company or the Subsidiary identified by such environmental consultants or engineers as required by GAAP. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the Bank, which approval shall not be unreasonably withheld.

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Section 6. NEGATIVE COVENANTS. Until the Obligations terminate or are paid and satisfied in full, and so long as the Commitment, the Company shall strictly observe the following covenants:

a.	Restricted Payments. The Company shall not purchase or redeem any shares of the capital stock of the Company or declare or pay any dividends thereon, except for dividends payable entirely in capital stock, or make any other distributions to shareholders except for repurchases by the Company in compliance with benefit plans in existence as of the date of this Agreement or to be adopted by the Company.

b.	Liens. The Company shall not create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired except:

(i)	Liens in favor of the Bank (or its affiliates) created pursuant to the requirements of this Agreement or otherwise;

(ii)	any lien or deposit with any governmental agency required or permitted to qualify the Company to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

(iii)	any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such liens;

(iv)	easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of the Bank, materially detract from the value of such property or its marketability or its usefulness in the business of the Company;

(v)	Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

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(vi)	Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(vii)	such encumbrances as appear on the Title Policy delivered to the Bank pursuant to Section 4(b)(i) herein which are permitted to remain with the prior consent of the Bank;

(viii)	deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(ix)	purchase money liens securing indebtedness not exceeding $500,000 in the aggregate outstanding at any one time; and

(x)	those specific liens now existing described on the “Schedule of Exceptions” attached hereto as Exhibit “C.”

c.	Guaranties. The Company shall not be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other person or entity, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

(i)	guaranties in favor of the Bank;

(ii)	guaranties by endorsement of instruments for deposit made in the ordinary course of business; and

(iii)	those specific existing guaranties listed in the “Schedule of Exceptions” attached hereto as Exhibit “C.”

d.	Investments, Loans and Advances. The Company shall not purchase, hold, or acquire, including pursuant to any merger with any Person, any capital stock, or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or make or permit to exist any loans or advances to any other person or entity except for:

(i)	extensions of credit or credit accommodations to customers or vendors made by the Company in the ordinary course of its business as now conducted;

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(ii)	reasonable salary advances and commissions to employees, and other advances to agents and employees for anticipated expenses to be incurred on behalf of the Company in the course of discharging their assigned duties; and

(iii)	the specific items listed in the “Schedule of Exceptions” attached hereto as Exhibit “C.”

e.	Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. Except for a consolidation, merger, purchase, acquisition, sale, transfer, conveyance, lease or assignment having a payment of consideration of, or yield of gross proceeds to, the Company equal to or less than $1,000,000 per transaction, the Company shall not without Bank approval, which approval shall not be unreasonably withheld, (i) be a party to any consolidation or to any merger and shall not purchase the capital stock of or otherwise acquire any equity interest in any other business entity; (ii) acquire any material part of the assets of any other business entity; (iii) sell, transfer, convey or lease all or any material part of its assets, except in the ordinary course of business, or sell or assign with or without recourse any receivables. The Company shall not cause to be created or otherwise acquire any Subsidiaries.

f.	Margin Stock. The Company shall not use or cause or permit the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

g.	Other Agreements. The Company shall not enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Loan Document.

h.	Judgments. The Company shall not permit any material uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days past the due date unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established with respect thereto as required by GAAP.

i.	Principal Office. The Company shall not change the location of its principal office, its name or the state of its organization, or its legal name under which it is organized as of the date hereof unless the Company gives the Bank not less than thirty (30) days’ prior written notice of such event..

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j.	Hazardous Substances. Except as disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C,” and as set forth in the Phase I Environmental Site Assessments, the Company shall not allow or permit to continue the release or threatened release, as defined in the environmental laws, of any Hazardous Substance on any premises owned or occupied by or under lease to it or, in the case of the Company, to any Subsidiary.

k.	Debt. The Company shall not incur or permit to exist any indebtedness for borrowed money except: (i) to the Bank, (ii) indebtedness permitted pursuant to Section 6(b) herein, (iii) purchase money debt not exceeding $500,000 in the aggregate outstanding at any one time, and (iv) those existing obligations disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C.” For purposes of this covenant, the phrase “indebtedness for borrowed money” shall be construed to include capital lease obligations.

l.	Government Regulations. The Company shall not : (i) be or become subject at any time to any law, regulation, or list of any governmental agency (including, without limitation, the U. S. Office of Foreign Assets Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Company or from otherwise conducting business with the Company, or (ii) fail to provide documentary and other evidence of the Company’s identity as may be requested by the Bank at any time to enable the Bank to verify the Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S. C. Section 5318.

m.	Change in Business. The Company shall not engage in any business other than businesses of the type conducted by the Company on the date of the execution of this Agreement, and businesses reasonably related thereto.

n.	Change in Fiscal Year End. The Company shall not change its fiscal year without the prior written consent of the Bank.

o.	Change in Control. The Company shall not permit, and there shall not occur, a Change in Control of the Company.

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p.	Anti-Terrorism. The Company shall not at any time, (i) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution or funds, goods, or services to or for the benefit of any Blocked Person, (ii) directly or through its Affiliates and agents, deal in, or otherwise engage in, any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; (iii) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (iv) fail to deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming compliance by the Company with this provision.

q.	ERISA. The Company shall not (i) intentionally engage in any “Prohibited Transaction,” as that term is defined in Section 406 of ERISA; (ii) permit any Plan to be determined to be in “at risk” status, as defined in Section 303(i) of ERIS or Section 430(i)(4) of the Code: or (iii) intentionally terminate any Plan in a manner which could result in the imposition of a Lien on the property of the Company pursuant to Section 4068 of ERISA.

r.	Hedging Contracts. Except for Hedging Contracts with the Bank and as authorized by the Bank, the Company is not currently a party to, nor will it be a party to any Hedging Contract.

Section 7. CONDITIONS OF LENDING. The obligation of the Bank to make any Advance and to make the Term Loan shall be subject to fulfillment of each of the following conditions precedent:

a.	No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the date of this Agreement and as of the date of each Advance, except that after the date of this Agreement: (i) the representations contained in Section 3(d) will be construed so as to refer to the latest financial statements furnished to the Bank by the Company pursuant to the requirements of this Agreement; (ii) the representations contained in Section 3(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Company, but also to any Subsidiaries; (iii) the representation contained in Section 3(l) will be construed so as to except any Subsidiary which may hereafter be formed or acquired by the Company with the consent of the Bank; and (iv) all other representations will be construed to have been amended to conform with any changes of which the Bank shall previously have been given notice in writing by the Company.

b.	Documents to be Furnished at Closing. The Bank shall have received contemporaneously with the execution of this Agreement the following, each duly executed, currently dated, and in form and substance satisfactory to the Bank:

(i)	The Revolving Note and the Term Note.

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(ii)	The Mortgages and requisite Mortgagor’s Affidavits.

(iii)	The Security Agreement and requisite Uniform Commercial Code financing statements.

(iv)	The Guaranty Agreement executed by BAS.

(v)	The Mortgages and requisite Mortgagor’s Affidavits.

(vi)	Resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance, respectively, of this Agreement and all other Loan Documents provided for in this Agreement to which the Company is a party certified as complete and correct by the Secretary of the Company.

(vii)	A Certificate of the Secretary of the Board of Directors of the Company certifying the names of the officer or officers authorized to execute this Agreement and the other Loan Documents provided for in this Agreement to which the Company is a party, together with a sample of the true signature of each such officer.

(viii)	A copy of the file-marked Articles of Incorporation of the Company certified as complete and correct as of a recent date by the Secretary of State of Indiana, and a complete copy of the By-Laws of the Company certified as complete and correct by the Secretary of the Board of Directors of the Company.

(ix)	A currently dated Certificate of Existence of the Company issued by the Secretary of State of Indiana.

(x)	Resolutions of the Board of Directors of BAS authorizing the execution, delivery and performance, respectively, of the Guaranty Agreement, its Mortgage, and all other Loan Documents provided for in this Agreement to which BAS is a party, certified as complete and correct by the Secretary of BAS.

(xi)	A Certificate of the Secretary of the Board of Directors of BAS certifying the names of the officer or officers authorized to execute the Guaranty Agreement, its Mortgage, and all other Loan Documents provided for in this Agreement to which BAS is a party, together with a sample of the true signature of each such officer.

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(xii)	A copy of the file-marked Articles of Incorporation of BAS certified as complete and correct as of a recent date by the Secretary of State of Indiana, and a complete copy of the By-Laws of BAS certified as complete and correct by the Secretary of BAS.

(xiii)	A currently dated Certificate of Existence of BAS issued by the Secretary of State of Indiana.

(xiv)	The Title Policy required under the terms of Section 4(b)(i) herein.

(xv)	The ALTA surveys required under the terms of Section 4(b)(ii) herein.

(xvi)	The appraisals of the Real Estate required under the terms of Section 4(b)(iii) herein.

(xvii)	The Phase I environmental reports required under the terms of Section 4(b)(iv) herein.

(xviii)	The Flood Hazard Certification Forms required by Section 4(b)(v) herein showing that the Real Estate is not in a flood plain.

(xix)	Payment to the Bank of the $5,000 commitment fee for the Revolving Loan, and the $27,500 commitment fee for the Term Loan.

(xx)	Evidence of the execution by the Company of a swap of not less than sixty percent (60%) of the original principal amount of the Term Loan.

(xxi)	Such other documents as the Bank may reasonably require.

Section 8. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

a.	Nonpayment of the Loans. Failure by the Company to pay within five (5) Business Days after the due date any amount payable under the terms of any of the Obligations (excluding credit card obligations) or otherwise payable to the Bank or any other holder of the Notes, or any of the Notes, under the terms of this Agreement.

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b.	Nonpayment of Other Indebtedness for Borrowed Money. Subject to the expiration of any applicable grace period, default by the Company in the payment when due, whether by acceleration or otherwise, of any other material indebtedness for borrowed money, including but not limited to all Hedging Contracts with the Bank, or default in the performance or observance of any obligation or condition with respect to any such other material indebtedness if the effect of such default is to accelerate the maturity of such other indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its scheduled maturity, unless the Company is contesting the existence of such default in good faith and by appropriate proceedings and an appropriate reserve has been established with respect thereto.

c.	Other Material Obligations. Subject to the expiration of any applicable grace period, default by the Company in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by the Company with respect to any material purchase or lease of goods, securities or services except only to the extent that the existence of any such default is being contested in good faith and by appropriate proceedings and that appropriate reserves have been established with respect thereto.

d.	Bankruptcy, Insolvency, etc. The Company or BAS admitting in writing its inability to pay its debts as they mature; or an administrative or judicial order of dissolution or determination of insolvency being entered against the Company or BAS; or the Company or BAS applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for the Company or BAS or any property thereof, or the Company or BAS making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for the Company or BAS or for a substantial part of its respective property and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against the Company or BAS, and, if involuntary, being consented to or acquiesced in by the Company or BAS, as applicable, or remaining for sixty (60) days undismissed.

e.	Warranties and Representations. Any warranty or representation made by the Company in this Agreement proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the Bank proving to have been false or misleading in any material respect when made or delivered.

f.	Violations of Negative and Financial Covenants. Failure by the Company to comply with or perform any covenant stated in Section 5(g) or Section 6 of this Agreement.

g.	Noncompliance With Other Provisions of this Agreement. Failure of the Company to comply with or perform any covenant or other provision of this Agreement or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 8) and continuance of such failure for thirty (30) days after notice thereof to the Company from the Bank.

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h.	Default Under Any Other Loan Document. The occurrence of an Event of Default as defined in any other Loan Document.

i.	Material Adverse Change. A material adverse change has occurred with respect to: (i) the Company’s financial condition, results of operations, or business; (ii) the Company’s ability to pay the Obligations in accordance with the terms thereof; (iii) the value, in the aggregate, of the Collateral on which a Lien has been granted in favor of the Bank, including but not limited to the Real Estate and the Mortgages granted thereon; or (iv) the priority or validity of the Bank’s Liens on the Real Estate or the Collateral. None of the foregoing, except in the case of clause (iv), shall constitute an Event of Default unless and until the described material adverse change continues thirty (30) days after written notice of the material adverse change is given by the Bank to the Company, and, in the event such material adverse change is susceptible of cure, the material adverse change continues within such reasonable time thereafter as may be reasonably required to cure the event which resulted in a material adverse change and the Company diligently pursues such cure to completion.

j.	Default under Hedging Contracts. The Company fails to comply with or to perform any term, obligation, covenant or condition contained in, or the occurrence or existence of any event of default, termination event, or other similar event under with respect to, any Hedging Contract.

Section 9. EFFECT OF EVENT OF DEFAULT.

Default Rate of Interest. Upon and during the occurrence of an Event of Default, at the election of the Bank after notice to the Company, all interest accruing in respect of any Loan or other Obligation of the Company under this Agreement shall be increased by a per annum percentage equal to five percent (5%) over the otherwise applicable rate (the “Default Rate”).

Additional Remedies. If any Event of Default described in Section 8(d) shall occur, the maturity of the Loans shall immediately be accelerated and the Notes and the Loans evidenced thereby and all other indebtedness and any other payment obligations of the Company to the Bank shall become immediately due and payable, all without notice of any kind. When any other Event of Default has occurred and is continuing, the Bank or any other holder of the Notes may accelerate payment of the Loans and declare the Notes and all other payment obligations due and payable, whereupon maturity of the Loans shall be accelerated and the Notes and the Loans evidenced thereby, and all other payment obligations shall become immediately due and payable, all without notice of any kind. The Bank or such other holder shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. The remedies of the Bank specified in this Agreement or in any other Loan Document shall not be exclusive, and the Bank may avail itself of any other remedies provided by law as well as any equitable remedies available to the Bank.

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Delay. No delay or omission on the Bank’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Event of Default.

Section 10. WAIVER — AMENDMENTS. No delay on the part of the Bank or any holder of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by the Bank.

Section 11. NOTICES. Any notice given under or with respect to this Agreement to the Company or the Bank shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) calendar days after the date when sent by registered or certified mail, postage prepaid, return receipt requested, and addressed to the Company or the Bank at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

As to the Company:           Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906

Attention: Jacqueline M. Lemke, President

Telephone: 765-497-5829

with copies to: Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282

Attention: Stephen J. Hackman, Esquire

Telephone: (317) 236-2289

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As to the Bank:                   The Huntington National Bank

45 North Pennsylvania, Suite 200

Indianapolis, Indiana 46204

Attention: Kelly Queisser, Senior Vice President

Telephone: (317) 269-4744

with copies to: Madalyn S. Kinsey, Esquire

Kroger, Gardis & Regas, L.L.P.

111 Monument Circle, Suite 900

Indianapolis, Indiana 46204-5175

Telephone: (317) 777-7429

Section 12. COSTS, EXPENSES AND TAXES. The Company shall pay or reimburse the Bank on demand for all reasonable out-of-pocket costs and expenses of the Bank including reasonable attorneys' fees and legal expenses incurred by it in connection with the drafting, negotiation, execution, and delivery of this Agreement and the other Loan Documents, and in connection with the enforcement, or restructuring in the nature of a workout, of this Agreement or any other Loan Document (as to which there shall be no maximum amount payable by the Company). The Company shall also reimburse the Bank for out-of-pocket expenses incurred by the Bank in connection with any audit of the books and records or physical assets of the Company conducted pursuant to any right granted to the Bank under the terms of this Agreement or any other Loan Document; provided, that prior to the occurrence and continuance of an Event of Default, the Company shall be required to reimburse the Bank for only the one audit per calendar year. Such reimbursement shall include, without limitation, reimbursement of the Bank for its overhead expenses reasonably allocated to such audits. In addition, the Company shall pay or reimburse the Bank for all expenses incurred by the Bank in connection with the perfection of any security interests or mortgage liens granted to the Bank by the Company and for any stamp or similar documentary or transaction taxes which may be payable in connection with the execution or delivery of this Agreement or any other Loan Document or in connection with any other instruments or documents provided for herein or delivered or required in connection herewith including, without limitation, expenses incident to any lien or title search or title insurance commitment or policy. All obligations provided for in this Section shall survive termination of this Agreement.

Section 13. SEVERABILITY. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms.

Section 14. CAPTIONS. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

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Section 15.   GOVERNING LAW — JURISDICTION. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. The Company consents to the jurisdiction of any state or federal court located within Marion County, Indiana, and waives personal service of any and all process upon the Company. All service of process may be made by messenger, by certified mail, return receipt requested, or by registered mail directed to the Company at the address stated in Section 11, and the Company otherwise waives personal service of any and all process upon it. The Company waives any objection which the Company may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction.

Section 16.    PRIOR AGREEMENTS, ETC. This Agreement supersedes all previous agreements and commitments made by the Bank and the Company with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by the Bank.

Section 17.    SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the Company and the Bank and their respective successors and assigns; provided, that the Company’s rights under this Agreement shall not be assignable without the prior written consent of the Bank.

Section 18.    JURY WAIVER. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE, OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREEMENT THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER, THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE PARTIES HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

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Section 19.     WAIVER OF NOTICE. The Company hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

Section 20.      RIGHT OF SETOFF. The Company hereby grants to the Bank a security interest in, as well as a right of setoff against, and hereby assigns, conveys, delivers, pledges, and transfers to the Bank, as security for repayment of the Obligations, all of the its right, title and interest in and to all of its accounts (whether checking, savings, or some other account) maintained with the Bank or an Affiliate of the Bank (each hereinafter referred to as a “Lender Affiliate”) and all other obligations at any time owing by the Bank or any Lender Affiliate to the Company. This includes all accounts the Company holds jointly with someone else and all accounts the Company may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which the grant of a security interest would be prohibited by law. The Company authorizes the Bank, at any time an Event of Default has occurred and is continuing, or upon the occurrence and duration of an Unmatured Event of Default, without prior notice to the Company and irrespective of (i) whether or not the Bank has made any demand under either of the Notes, this Agreement, or any other Loan Document, or (ii) whether such Obligation is contingent, matured, or unmatured, to the extent permitted by law, to collect, charge and/or setoff all sums owing on the Obligations against any and all such accounts and other obligations, and at the Bank’s option, to administratively freeze or direct a Lender Affiliate to administratively freeze all such accounts and other obligations to allow the Bank to protect the Bank’s security interest, collection, charge and setoff rights provided in this Section.

Section 21.      WAIVER OF SPECIAL DAMAGES. THE COMPANY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE COMPANY MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

Section 22.       COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall be one and the same agreement.

Section 23.      Indemnity. The Company agrees to indemnify Bank from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and court costs incurred by Bank) which may be imposed on, incurred by, or asserted against Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person with respect to any aspect of, or any transaction contemplated, or referred to in, or any matter related to, this Agreement, or the Company’s use of the proceeds of the Loans and any subsequent loan which may be made by Bank to the Company, whether or not Bank is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Bank. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans and any subsequent loan which may be made by Bank to the Company shall survive the termination of this Agreement and the payment of all Obligations due and owing to Bank.

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Section 24.        CONFIDENTIALITY. The Bank agrees to maintain the confidentiality of the Information (as defined below) except that the Information may be disclosed to (i) any Subsidiary or Affiliate of the Bank, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; (ii) to the extent required by applicable laws or regulations by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to (vi) any permitted assignee of, or any prospective permitted assignee of, any of its rights or obligations under this Agreement or (vii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (viii) with the consent of the Company or (ix) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Bank on a non-confidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information (other than financial statements and related certificates delivered pursuant to Sections 5(b) (i) and (ii) received from the Company after the date hereof), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 25.       Exchange of Information. The Bank may share any information pertaining to the Company or any Guarantor with any Subsidiary or Affiliate of the Bank.

Section 26.     FINAL AGREEMENT - NO ORAL AGREEMENTS.  THIS WRITTIEN AGREEMENT (LOAN AGREEMENT) AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.  THE PROVISIONS HEREOF AND THE OTHER LOAN DOCUMENTS MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE COMPANY AND THE BANK.

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Section 27.      ATTORNEYS’ FEES AND EXPENSES. In addition to the indemnity contained in Section 23 herein, the Company agrees to pay all costs, expenses (including reasonable attorneys' fees), and disbursements incurred by the Bank on the Company’s behalf (a) in all efforts made to enforce payment of the Obligations or effect collection of any Collateral, (b) in connection with entering into, modifying, amending, and enforcing this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on the Bank's security interest in any Collateral or the Real Estate, or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Bank’s transactions with the Company, or (e) in connection with any advice given to the Bank with respect to its rights and obligations under this Agreement and all related agreements. Expenses being reimbursed by the Company under this Section include costs and expenses incurred in connection with: (t) appraisals and insurance reviews; (u) environmental examinations and reports; (v) field examinations and the preparation of reports based thereon; (w) the fees charged by a third party retained by the Bank or the internally allocated fees for each Person employed by the Bank with respect to each field examination; (x) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Bank; (y) taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) the recording of any mortgages, filing of any financing statements and continuations, and other actions to perfect, protect, and continue the Bank’s security interests; (z) sums paid or incurred to take any action required of the Company under the Loan Documents that the Company fails to pay or take; and (aa) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with the Bank. What this means: When an entity or person opens an account or establishes a relationship with the Bank, the Bank may ask for the name, address, date of birth, and other information that will allow the Bank to identify the entity or person who opens an account or establishes a relationship with the Bank. The Bank may also ask to see identifying documents for the entity or person.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement by their respective duly authorized officers as of May __, 2014.

BIOANALYITCAL SYSTEMS, INC., an Indiana corporation

By:
Jacqueline M. Lemke, President & CEO

THE HUNTINGTON NATIONAL BANK, a national banking association

By:
Kelly Queisser, Senior Vice President

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SCHEDULE OF EXHIBITS

Exhibit “A”	Promissory Note (Revolving Loan) ($2,000,000.00) (Bioanalytical Systems, Inc.)

Exhibit “B”	Promissory Note (Term Loan) ($5,500,000.00) (Bioanalytical Systems, Inc.)

Exhibit “C”	Schedule of Exceptions (Bioanalytical Systems, Inc.)

Exhibit “D”	Security Agreement (Bioanalytical Systems, Inc.)

Exhibit “E”	Mortgage, Security Agreement, Assignment of Rents and Fixture Filing (Bioanalytical Systems, Inc.) (2701 Kent Avenue, West Lafayette, Indiana 47906)

Exhibit “F”	Mortgage, Security Agreement, Assignment of Rents and Fixture Filing (BAS Evansville, Inc.) (10424 Middle Mt. Vernon Road, Mt. Vernon, Indiana 47620)

Exhibit “G”	Guaranty Agreement (BAS Evansville, Inc.)

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